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                                  EXHIBIT A-1

                  Articles of Incorporation of Michigan Transco
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                       [THE STATE OF MICHIGAN SEAL LOGO]

                               LANSING, MICHIGAN




    This is to Certify that the Annexed copy has been compared by me with the record on file in this Department and that the same is a true copy thereof.
















                                    In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 6th day of October, 2000



                                    [SIG]                          , Director

                             Corporation, Securities and Land Development Bureau



GOLD SEAL APPEARS ONLY ON ORIGINAL
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             MICHIGAN DEPARTMENT OF CONSUMER AND INDUSTRY SERVICES

                               FILING ENDORSEMENT





This is to Certify that the ARTICLES OF INCORPORATION -- PROFIT for

                     MICHIGAN ELECTRIC TRANSMISSION COMPANY

                              I.D. NUMBER: 39059A

received by facsimile transmission on July 11, 2000 is hereby endorsed

Filed on July 12, 2000 by the Administrator.


The document is effective on the date filed, unless a subsequent effective date within 90 days after received date is stated in the document.



                                    In testimony whereof, I have hereunto set my hand and affixed the Seal of the Department, in the City of Lansing, this 12th day of July, 2000.


                                     [SIG]                            , Director

                             Corporation, Securities and Land Development Bureau

[SEAL]

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                     MICHIGAN ELECTRIC TRANSMISSION COMPANY

                           ARTICLES OF INCORPORATION


         These Articles of Incorporation are signed by the Incorporator for the purpose of forming a profit corporation pursuant to the provisions of Act 284, Public Acts of 1972, as amended, as follows:

                                   ARTICLE I

         The name of the corporation is Michigan Electric Transmission Company (the "Company").

                                   ARTICLE II

         The purpose or purposes for which the Company is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan (the "Act").

                                  ARTICLE III

         The total authorized shares: 60,000 Common Shares.

         All voting rights of the Company shall be exercised by the holders of the Common Shares, and each Common Share shall be entitled to one vote. All Common Shares shall have equal rights in the event of dissolution or final liquidation.

                                   ARTICLE IV

         The address of the registered office is 212 West Michigan Avenue, Jackson, Michigan 49201. The name of the resident agent at the registered office is Thomas A. McNish.

                                   ARTICLE V

         The name and address of the incorporator is as follows:


              Name                        Business Address
              ----                        ----------------
         Thomas A. McNish              212 West Michigan Avenue
                                       Jackson, Michigan 49201


                                   ARTICLE VI

         Any action required or permitted by the Act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior notice, and without a vote, if consents in writing, setting forth the action so taken, are signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the action were present and voted. The written consents shall bear the date of signature of each shareholder who signs the consent. No written consents shall be effective to take the corporate action referred to unless, within 60 days after the record date for determining shareholders entitled to express consent to or to dissent from a proposal without a meeting, written consents signed by a sufficient number of
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shareholders to take the action are delivered to the Company.  Delivery shall be to the Company's registered office, its principal place of business, or an officer or agent of the Company having custody of the minutes of the proceedings of its shareholders. Delivery made to the Company's registered office shall be by hand or by certified or registered mail, return receipt requested.

         Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

                                  ARTICLE VII

         A director shall not be personally liable to the Company or its shareholders for monetary damages for breach of duty as a director except (i) for a breach of the director's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for a violation of
Section 551(1) of the Michigan Business Corporation Act, and (iv) any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VII, and no modification to its provisions by law, shall apply to, or have any effect upon, the liability or alleged liability of any director of the company for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or modification.


                                  ARTICLE VIII

         Each director and each officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against expenses (including attorney's fees), judgements, penalties, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the defense of any proceeding in which he or she was or is a party or is threatened to be made a party by reason of being or having been a director or officer of the Company, such right of indemnification is not exclusive of any other rights to which such director or officer may be entitled under any now or hereafter existing statue, any other provision of these Articles, bylaw, agreement, vote of shareholders or otherwise. If the Business Corporation Act of the State of Michigan is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Business Corporation Act of the State of Michigan, as so amended. Any repeal or modification of this Article VIII by the shareholders of the Company shall not adversely affect any right or protection of a director of the Company existing at the time of such repeal or modification.

         I, the incorporator sign my name this 11th day of July 2000.



                                         /s/  Thomas A. McNish
                                         ------------------------------
                                                Thomas A. McNish
                                                  Incorporator